Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-180102 on Form S-3 of our reports dated March 14, 2012, relating to the consolidated financial statements and financial statement schedule of Metals USA Holdings Corp. and subsidiaries, and the effectiveness of Metals USA Holdings Corp. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Metals USA Holdings Corp. for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is a part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants

Boca Raton, Florida

March 28, 2012